UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 3, 2017 (January 29, 2017)

DAYBREAK OIL AND GAS, INC.

(Exact Name of Registrant as Specified in its Charter)

Washington	000-50107	91-0626366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 N. Argonne Road, Suite A 211 Spokane Valley, WA	99212
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 232-7674

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Amendment to a Material Definitive Agreement

Effective January 29, 2017, Daybreak Oil and Gas, Inc. (OTC PINK: DBRM), a Washington corporation, (“Daybreak” or the “Company”), entered into agreements with all of its 12% Subordinated Notes due January 29, 2017 (the “Notes”) to extend the maturity date of such Notes by two years to January 29, 2019 (the “Extension”).  The Notes were originally issued by the Company pursuant to a 2010 private placement, with an initial expiration date of January 29, 2015, in which the purchasers of the Notes also received warrants to purchase shares of the Company’s common stock at an exercise price of $0.14 per share (the “Warrants”).  To incentivize noteholders to agree to the Extension, the Company offered to extend the expiration date of the Warrants to January 29, 2019 to match the maturity date of the Notes, and to reduce the exercise price of the Warrants from $0.14 to $0.07.  All other terms of the warrants remain unchanged.

The Extension was offered to all holders of the Notes and accepted by all holders.  The holders of the Notes agreeing to the Extension collectively hold $565,000 in outstanding principal amount of the Notes and 980,000 Warrants.

The Board of Directors of the Company determined that the Extension was in the best interest of the Company and its shareholders due to the fact that it would allow the Company to use its capital resources for its operations rather than redemption of the Notes, and because the terms of the Notes are more favorable than other financing currently available to the Company.

[signature page follows]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYBREAK OIL AND GAS, INC.

By: /s/ JAMES F. WESTMORELAND

James F. Westmoreland, President and Chief Executive Officer

Date: February 3, 2017

2